Exhibit 99.1
NEWS RELEASE
DATE: May 4, 2007
FOR IMMEDIATE RELEASE
Oilsands Quest announces completion of previously announced private placements
Calgary, Alberta — Oilsands Quest Inc. (Amex: BQI), announces the completion of two previously announced private placements of flow-through common stock and common stock.
Oilsands Quest issued 13.9 million common shares on May 3, 2007 for gross proceeds of $38.2 million US in a private placement previously announced on April 18, 2007. The proceeds will be used to repay debt incurred in conjunction with recently announced property acquisitions, and for pre-commercial recovery testing and analysis relating to its Axe Lake Discovery, working capital and general corporate purposes.
The Company also completed its private placement of flow-through shares with a syndicate of underwriters on a bought deal basis initially announced on February 20, 2007. Oilsands Quest issued 2,164,166 flow-through common shares for gross proceeds of $12.2 million Cdn ($10.4 million US) on May 3, 2007 under the terms of its underwriting agreement with the underwriters. Together with previous closings on March 6, 2007 and March 9, 2007, the Company issued a total of 5,320,000 flow-through common shares in the underwritten flow-through share financing, for total gross proceeds of $30 million Cdn ($25.6 million US). The proceeds will be used to incur Canadian Exploration Expenses on resource delineation and other exploration work relating to Oilsands Quest Sask Inc.’s permit lands following the 2006-2007 winter exploration program. Oilsands Quest Sask Inc. is a subsidiary of Oilsands Quest.
Oilsands Quest Inc. is involved in oil sands exploration focused primarily on its oil sands exploration permits in Saskatchewan and Alberta. The company has initiated pre-commercialization studies for its Axe Lake Discovery, placing it at the forefront of the development of an oil sands industry in the province of Saskatchewan.
Forward-Looking Information
Except for statements of historical fact relating to the company, this news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as the references to Oilsands Quest Inc.’s financing plans, drilling program, geophysical programs, testing and analysis programs and timing of such programs are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to risks inherent in the oil sands industry, regulatory and economic risks, and risks associated with the company’s ability to implement its business plan. There are uncertainties inherent in forward-looking information, including factors beyond Oilsands Quest Inc.’s control, and no assurance can be given that the financing or the programs will be completed on time, on budget or at all. Oilsands Quest Inc. undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and uncertainties set forth above are not exhausting. Readers should refer to Oilsands Quest’s current annual report on Form 10KSB and other document filings, which are available at www.sedar.com and at www.sec.gov for a detailed discussion of these risks and uncertainties and details regarding the location and extent of the Oilsands Quest permit lands.
For more information:
General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.

Toll Free	1-800-299-7823
Office	403-232-6251
Email	irinfo@hedlinlauder.com
Institutional investors, contact The Buick Group

Toll Free1-	877-748-0914
Office	416-915-0915
Email	jbuick@buickgroup.com